Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Ria Marie Carlson 714.382.4400	Jim Trainor 714.382.2378
ria.carlson@ingrammicro.com	jim.trainor@ingrammicro.com

DALE LAURANCE TO SUCCEED KENT FOSTER
AS CHAIRMAN OF INGRAM MICRO BOARD OF DIRECTORS
Foster to retire in June after seven years as Chairman
     SANTA ANA, Calif., March 27, 2007 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced that its board of directors selected Dale R. Laurance as chairman-designate. He will succeed Kent B. Foster, who is retiring from the board of directors after seven years as chairman, at the company’s annual meeting on June 6, 2007.
     “Dale has demonstrated exemplary leadership during his six years as a director and I’m confident that he will be an excellent chairman,” said Foster, who was also the company’s chief executive officer from March 2000 to June 2005. “His contributions to the board are numerous. He is currently the board’s Lead Director, chair of the Governance Committee and a member of the Audit Committee. He has provided valuable counsel for a variety of business issues, including acquisitions and restructurings, and has beneficial experience on other boards. I know I’m leaving the company in good hands with Dale as chairman and Greg Spierkel as chief executive – they make a world-class team.”
     Laurance is the former president of Occidental Petroleum Corporation, retiring at the end of 2004 after 21 years with the company. He also served on Occidental’s board of directors for 14 years. He is currently the owner of Laurance Enterprises, LLC, a private advisory services and investment firm. He is a director of Jacobs Engineering Group (NYSE: JEC), serving as chair of the human resource and compensation committee, and on the Advisory Board of Hancock Park Associates, a private equity investment firm based in Los Angeles.
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Laurance succeeds Foster as Ingram Micro Chairman...page 2-2-2
     “I am honored to be the future chairman of Ingram Micro,” said Laurance. “I know I have big shoes to fill. Kent has been an extraordinary business leader and board chairman, providing guidance during some of the most complex challenges in the company’s history. His leadership helped the company become stronger, more agile and better positioned for future success than ever before. I admire his focus on sterling corporate governance and his emphasis on creating a diverse, independent board. These are legacies I plan to continue as chairman. I have tremendous respect for Kent and thank him for the contributions he made to the board, this company and the entire industry. With my peers on the board of directors, I look forward to seeing Ingram Micro rise to new heights, generating greater value for shareholders.”
     Laurance earned three degrees in Chemical Engineering: a Bachelor of Science from Oregon State University and a Master of Science and Ph.D. from the University of Kansas. He is a member of the Academy of Distinguished Engineers of Oregon State University and the Chemical and Petroleum Engineering Hall of Fame at the University of Kansas, which also honored him with the Distinguished Engineering Service Award. He and his wife live in the Los Angeles area.
About Ingram Micro Inc.
     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves more than 150 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.
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